Exhibit 10.2

                                    AGREEMENT

         Agreement dated July 22, 1997, by and between J. D. WELSH & ASSOCIATES, INC., a Nevada corporation ("Welsh") and GOLDEN PHOENIX MINERALS, INC., a corporation ("Golden Phoenix").

                                    RECITALS

         a. Welsh is a party to a joint venture with Cambior Exploration USA, Inc. A copy of the joint venture letter of intent, which defines the parties' respective interests in 222 unpatented mining claims located in Mineral County, Nevada, is attached hereto as Exhibit "A." Welsh's interest in the joint venture is hereinafter referred to as the "Interest."

         b. Welsh and Golden Phoenix entered into a letter agreement, dated June 20, 1997, according to which Golden Phoenix agreed to purchase the Interest in a series of transactions according to a stipulated schedule.

         c. This Agreement defines the specific terms according to which Golden Phoenix will purchase the Interest and the relationship of the parties pending the purchase of the entire Interest.

                                    AGREEMENT

         NOW, THEREFORE, the parties agree as follows:

         1. Purchase and Sale of Interest. Welsh agrees to sell the Interest to Golden Phoenix for the aggregate price of $1,600,000 USD. The sale of the Interest shall be in stages according to the following schedule, with Golden Phoenix owning the percentage of the interest purchased upon payment of the purchase price for the percentage of the Interest purchased. Subject to the terms of Section 3 of this agreement, each payment shall be cash or other good funds. The designated schedule is as follows:

Payment Date       Payment Amount            Cumulative Amount      % Ownership
------------       --------------            -----------------      -----------
July 22, 1997      $250,000 to Welsh
                   $100,000 to Camboir(1)    $350,000                    25%
Jan. 1, 1998       $ 50,000 to Welsh
                   $100,000 to Cambior       $500,000                    30%
June 1, 1998       $100,000 to Welsh         $600,000                    35%
Jan. 1, 1999       $200,000 to Welsh         $800,000                    50%
June 1, 1999       $200,000 to Welsh         $1,000,000                  65%
Jan. 1, 2000       $300,000 to Welsh         $1,300,000                  80%
June 1, 2000       $300,000 to Welsh         $1,600,000                 100%

         2. Payment of Purchase Price and Assignment. Upon each payment date, Golden Phoenix shall deliver to Welsh cash or good funds in the payment amount (or if Welsh agrees to accept shares of stock, certificates for such shares issued in the name of Welsh). On any date when a payment to Cambior is due, a cashier's or bank check payable to Cambior shall be delivered to Welsh, which shall, in turn, deliver it to Cambior. Upon receipt of each payment, Welsh shall execute and deliver to Golden Phoenix an assignment of the percentage of the Interest purchased by Golden Phoenix.

         3. Stock in Lieu of Cash. Welsh agrees to accept 50,000 shares of unrestricted shares of common stock of Golden Phoenix at an agreed upon price of $2.00 per share as a portion ($100,000.00 of the $250,000.00 payable to Welsh) of the July 18, 1997, payment to Welsh.

         At any time following the January, 1998, payment, Golden Phoenix may propose that a portion of any of the foregoing payments be made in unrestricted common stock of Golden Phoenix, at the market value of the common stock at close of the market on the day preceding the payment due date. If there is a difference between "bid" and "ask" prices of the common stock, the "bid" price shall be the value of the stock. Welsh agrees to consider any such proposal, but shall not be obligated to accept stock in lieu of cash.

         4. Interest Subject to Joint Venture Agreement. Golden Phoenix acknowledges that any percentage of the Interest purchased pursuant to this agreement is subject to the terms and conditions of the joint venture letter of intent between Welsh and Cambior, and agrees to be bound by the terms of said joint venture letter of intent.

         5. Default. In the event that Golden Phoenix shall fail to make any payment on the date it is due, Welsh may terminate Golden Phoenix' right to purchase any additional percentage(s) of the Interest by giving Golden Phoenix written notice of default. Unless the default is cured within 10 days following the date of service of the notice of default, any right to purchase an additional percentage of the Interest shall terminate without further notice to Golden Phoenix, and Welsh shall hold the remaining percentage of the Interest free of any right of Golden Phoenix to acquire the remaining percentage of the Interest.

         6. Payment Extension. If the January 1, 1998, payment is made to Welsh and Cambior as specified, Golden Phoenix will obtain the right to extend the payment date of one future payment by 60 calendar days. In order to exercise this one-time extension right, Golden Phoenix must provide written notice to Welsh a minimum of 15 days prior to the payment due date that it wishes to extend. If the payment, and a late payment fee of 1.5% per month on the total amount of the extended payment, is not delivered to Welsh within the 60-day extension period, it shall constitute a default under Section 5 of this Agreement. If any payments are due to third parties or to maintain claims during the 60-day extension period, Golden Phoenix will make its proportionate share of any such payment when due.

         7. Termination of Cambior Interest. The joint venture letter agreement, at Paragraph 1(c), gives Cambior the option to terminate the joint venture agreement on sixty (60) days written notice. If the joint venture agreement is so terminated before completion of Cambior's initial payment (as defined in the joint venture agreement), it is deemed a withdrawal by Cambior.

         If Cambior gives notice of termination to Welsh, Welsh shall provide written notice of the termination to Golden Phoenix. Golden Phoenix shall, within 30 days of such notice, elect to continue to purchase the Interest and agree to pay all underlying royalty and claim payments, or cease purchasing additional percentages of the Interest and pay only its proportionate share of royalty and claim payments. If Cambior terminates the joint venture and withdraws, Welsh and Golden Phoenix agree to execute a written joint venture agreement to define their respective rights and duties with respect to the joint venture property.

         8. Exercise of Option. The joint venture letter agreement provides that upon completion of Cambior's initial contribution, including the production of a bankable feasibility study, Welsh will have a one time option to elect to participate with a thirty percent (30%) participating interest in the Joint Venture and to contribute thirty percent (30%) of all future financing, or elect one of two royalty interests in lieu of a continuing participating interest. (See Section 2 of the joint venture letter agreement).

         If given notice to make such election, Welsh and Golden Phoenix shall use their best efforts to obtain Cambior's approval to have Welsh and Golden make independent elections as to how their respective interests are treated. If such approval is not obtained, the parties shall use their best efforts to agree as to the option to be elected. If the parties are unable to agree, the party with the highest percentage interest, at the time the election is made, shall be entitled to designate the option to be elected. If the parties proceed with a participating interest, the interest of each party shall be subject to standard industry dilution for an election by a party not to contribute to an approved program.

         9. Right of First Refusal. Golden Phoenix hereby grants Welsh a right of first refusal to purchase any Interest purchased pursuant to this agreement. Golden Phoenix shall not transfer, or in any way dispose of the Interest, or any part thereof, without first offering the Interest which Golden Phoenix proposes to transfer to Welsh at a price and on terms identical to those of the proposed transfer.

         If Golden Phoenix proposes to transfer any part of the Interest purchased pursuant to this agreement to any other person or entity, a notice of intent to transfer shall be delivered to Welsh. The notice of intent to transfer (which shall include any executed counterparts of transfer documents) must name the proposed transferee and specify the Interest to be transferred, the price, and the terms of payment. For a period beginning with the date on which the notice of intent to transfer is delivered to Welsh, and ending 30 days thereafter, Welsh shall have the option to purchase the Interest at the price and on the terms stated in the notice.

         If Welsh does not elect to purchase the full Interest described in the notice of intent to transfer, Golden Phoenix shall not be required to sell the specified Interest to Welsh, but may sell or transfer the specified Interest to the proposed transferee under the terms and for the price stated in the notice of intent to transfer. Provided, however, that nothing in this section shall authorize any transfer prohibited by the terms of the Joint Venture Agreement.

         10. Representations and Warranties.

         (a) Capacities of Parties: Welsh and Golden Phoenix each represent and warrant as follows:

                  (i) That it is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and that it is qualified to do business and is in good standing in those jurisdictions where necessary in order to carry out the purposes of this agreement;

                  (ii) That it has all requisite capacity to enter into and perform this Agreement and all transactions contemplated herein, and that all corporate actions required to authorize it to enter into and perform this Agreement have been properly taken; and

                  (iii) That this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms, and that the person(s) executing this Agreement are duly authorized to execute this agreement.

         (b) Title to Assets: Welsh makes the following representations and warranties to Golden Phoenix:

                  (i) Welsh has good and marketable title to the Interest, free and clear of any and all liens, mortgages, pledges, and encumbrances or rights of third parties;

                  (ii) Welsh has full authority to assign the Interest to Golden Phoenix; and


                  (iii) There are no known pending or threatened actions, suits, proceedings, or notices of default which apply to the Interest.

         (c) Golden Phoenix Stock: Golden Phoenix makes the following representations and warranties to Golden Phoenix:

                  (i) The 50,000 shares of common stock of Golden Phoenix to be issued to Welsh as a portion of the July 18, 1997 purchase price will, at time of delivery, be duly authorized and issued by Golden Phoenix; and

                  (ii) Said shares will not be subject to any restrictions on sale, are duly registered under the Securities Act of 1933, and can be sold or transferred by Welsh without violating any state or federal securities laws or regulations.

         11. Arbitration. Any controversy or claim arising out of or relating to this Agreement, the breach hereof, or the rights or liabilities of any party hereunder, shall, unless resolved by agreement of the parties, be referred to and finally settled by arbitration. The arbitration shall be held at Reno, Nevada, and shall be conducted in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

         12. Attorney's Fees. Should any arbitration (or litigation) be commenced between the parties hereto concerning the Interest, this Agreement, or the rights and duties of either in relation thereto, the party, Welsh or Golden Phoenix, prevailing in such litigation shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorney's fees which shall be determined by the trier of fact or in a separate proceeding brought for that purpose.

         13. Entire Agreement. This instrument contains the entire agreement between Welsh and Golden Phoenix respecting the Interest, and any other agreement or representation respecting the Interest or the duties of either party in relation thereto not expressly set forth in this instrument is null and void.

         14. Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by either party to the other may be effected by personal delivery, U.S. mail, or facsimile transmission. Mailed notices shall be addressed as set forth below and facsimile transmissions shall be direct to the numbers set forth below, but each party may change its address or fax number by written notice in accordance with this paragraph.

Notices shall be addressed or transmitted as follows:

                  If to Welsh:

                  Mr. John D. Welsh
                  J. D. Welsh & Associates, Inc.
                  331 Freeport Blvd.
                  Sparks, NV  89431
                  Fax No.  (702) 358-5759

                  If to Golden Phoenix:

                  Golden Phoenix Minerals, Inc.
                  3595 Airway Dr. Suite 405
                  Reno, Nevada 89511
                  Attn: Michael Fitzsimonds
                  Fax No. (702) 853-5010

         15. Binding Effect. This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties.

         16. Choice of Law. This Contract of Sale shall be governed by the laws of the State of Nevada.

         17. Time of Essence. Time is of the Essence for purposes of this Agreement.

         18. Additional Documents. Welsh and Golden Phoenix agree to execute and deliver such additional documents as may be reasonably required to carry out the terms of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Option Agreement the day and year first above written.

Golden Phoenix:                 Welsh:

GOLDEN PHOENIX MINERALS, INC.      J. D. WELSH & ASSOCIATES, INC.




By /s/ MICHAEL FITZSIMONDS                    By /s/ JOHN D. WELSH
  --------------------------------              --------------------------------
   MICHAEL FITZSIMONDS, President                JOHN D. WELSH, President